UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2004

INCO LIMITED
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation)	1-1143 (Commission File Number)	98-0000676 (IRS Employer Identification No.)

145 King Street West, Suite 1500, Toronto, Ontario (Address of principal executive offices)		M5H 4B7 (Zip code)

(416) 361 7511
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

     On October 29, 2004, Inco Limited’s approximately 85% owned subsidiary, Goro Nickel S.A. (“Goro Nickel”), the project company for the Goro nickel-cobalt project, acting through and on behalf of its New Caledonian branch, entered into an electricity supply agreement (the “Goro Project Electricity Supply Agreement”), effective as of October 28, 2004, with Enercal, S.A. (“Enercal”), the principal utility company in the French overseas territorial community (collectivité territoriale) of New Caledonia (“New Caledonia”). Under the terms of the Goro Project Electricity Supply Agreement, a substantial portion of the power required to operate the planned process plant and related facilities for Inco Limited’s Goro nickel-cobalt project in New Caledonia (the “Goro Project”) would be supplied by Enercal. It is understood by Inco Limited (“Inco”) and Goro Nickel that Enercal has entered into arrangements with another company affiliated with Enercal, Prony Energies S.A.S. (“Prony Energies”), under which Prony Energies will arrange for the construction of, and will operate, a 100 megawatt coal-fired generating facility consisting of two units (the “Prony Power Plant”). When complete, the Prony Power Plant will, together with Enercal’s current facilities, produce the electricity required for Enercal to meet the electricity supply requirements of the Goro Project Electricity Supply Agreement and certain other power requirements in New Caledonia.

     The Goro Project Electricity Supply Agreement provides for the purchase by Goro Nickel of electricity meeting specified load and other requirements to satisfy the Goro Project’s anticipated power requirements, up to an average of 45 megawatts per hour on an annual basis, at a price based upon a formula as described below. Goro Nickel will also have certain priority rights to obtain up to 50 megawatts in any hour under the Goro Project Electricity Supply Agreement. Goro Nickel has certain rights to purchase from Enercal additional electricity beyond the specified supply requirements under the Goro Project Electricity Supply Agreement. While Goro Nickel will have certain limited rights with respect to the operation of the Prony Power Plant, as described below, given the existing and currently projected sources of power in New Caledonia, there would be very limited alternative sources of power available to meet the anticipated requirements of the Goro Project when it is expected to begin operations in September 2007 if the Prony Power Plant were to be unable to operate at certain threshold levels for any length of time. While the Goro Project will have some back-up power capabilities through its own currently planned oil-fired generating facilities, it is currently expected that up to approximately 70 per cent of the Goro Project’s total power requirements will be met by the Goro Project Electricity Supply Agreement. It is currently expected that, to the extent that a significant portion of the power to be provided under the Goro Project Electricity Supply Agreement is not available for any substantial period of time, such a situation would have a significant adverse effect on the Goro Project’s planned production of nickel and cobalt and, accordingly, its financial condition and results of operations.

     The basic term of the Goro Project Electricity Supply Agreement is 25 years from the date that the second of the two coal-fired generating units to be constructed as part of the Prony Power Plant is completed, commissioned and in operation (“Prony Start-up Date”). Goro Nickel can extend this basic term for up to five separate five-year increments upon prior notice.

     The basic monthly payment that Goro Nickel will make to Enercal for the electricity to be supplied under the Goro Project Electricity Supply Agreement during the basic term consists of (1) a fuel charge, (2) an availability charge, and (3) a variable operation and maintenance charge. The fuel charge will be based on the cost of coal, including transportation costs for such coal, to be used by the Prony Power Plant for the generation of electricity for the Goro Project. The main component of the availability charge is a fixed monthly fee. The availability charge also includes a component related to certain fixed operation and maintenance costs. If Goro Nickel elects to extend the basic term of the Goro Project Electricity Supply Agreement, the availability charge for the extended term would not include the fixed monthly fee, but would include an adjusted fixed operation and maintenance cost component. The availability charge is payable by Goro Nickel whether or not the electricity to be made available under the Goro Project Electricity Supply Agreement is taken by Goro Nickel, but this charge would be proportionally reduced in the event that electricity is not made available by Enercal to Goro Nickel as required under the Goro Project Electricity Supply Agreement. The Goro Project Electricity Supply Agreement also provides that the availability charge (or, depending on the circumstances, a portion thereof) is payable during certain specified events of force majeure. In the event of certain specified events of force majeure under the Goro Project Electricity Supply Agreement, the term of the Goro Project Electricity Supply Agreement will be extended and during this extended term the availability charge (or a portion thereof) would not be payable to the extent that such charge was paid by Goro Nickel during the event of force majeure.

     If a change in law requires a material modification to the Prony Power Plant which would, in turn, materially increase Enercal’s costs of providing electricity under the Goro Project Electricity Supply Agreement, then the availability charge will be increased by an amount equal to one-half of the costs of any such modifications to the Prony Power Plant required to meet any such change in law, with such costs to be amortized over the depreciable life of such modifications to the Prony Power Plant. The Goro Project Electricity Supply Agreement also provides for an adjustment to the other components of the basic monthly payment if the implementation of the modifications results in additional costs to Enercal. If the overall basic monthly payment is increased by 20 per cent or more as a result of such modifications, Goro Nickel may terminate the Goro Project Electricity Supply Agreement, subject to payment of a termination fee to Enercal.

     Enercal will be required to pay Goro Nickel certain availability penalties if it does not make available electricity requested by Goro Nickel in accordance with the Goro Project Electricity Supply Agreement. Each party to the Goro Project Electricity Supply Agreement will, subject to certain limited exceptions, not be liable to the other for failure to perform its obligations thereunder to the extent that such non-performance was caused by specified events of force majeure.

     Enercal will be required to pay Goro Nickel liquidated damages, subject to certain maximum amounts, if the Prony Start-up Date occurs after January 9, 2008. This date may be extended upon the occurrence of certain specified events of force majeure or certain other events which Goro Nickel shall have caused or for which it shall have been responsible. Goro Nickel will also have the right to terminate the Goro Project Electricity Supply Agreement if the Prony Start-up Date does not occur by December 31, 2008. This deadline may be extended due to certain specified events of force majeure and certain other events which Goro Nickel shall have caused or for which it shall have been responsible.

     A breach by or insolvency of a party to the Goro Project Electricity Supply Agreement and various other specified events constitute events of default under the Goro Project Electricity Supply Agreement, entitling the non-defaulting party to terminate the Goro Project Electricity Supply Agreement. Upon any such termination, the defaulting party will be required to make a termination payment to the non-defaulting party. If Enercal is the defaulting party, the termination payment will be an amount required to indemnify Goro Nickel for all its actual losses and costs caused by such termination up to a maximum of (1) $20 million (U.S.) in the event Enercal has wilfully disregarded Goro Nickel’s electricity requirements under the Goro Project Electricity Supply Agreement, and (2) $10 million (U.S.) in all other cases. If Goro Nickel is the defaulting party, the termination payment to Enercal will be based upon a number of factors, including (1) if the termination occurs prior to the Prony Start-up Date, this payment will be an amount required to indemnify Enercal for all its actual losses and costs caused by such termination up to maximum specified amount of Euro 145 million, (2) if the termination occurs after the Prony Start-up Date but before the end of the basic term of the Goro Project Electricity Supply Agreement, this payment would be equal to the then present value of the fixed monthly fee component of the remaining availability charges, and (3) if the termination occurs after the basic term of the Goro Project Electricity Supply Agreement, this payment would be equal to the amount required to indemnify Enercal for all its actual losses and costs caused by such termination up to a maximum amount equivalent to 20 per cent of certain fixed operating and maintenance costs for the second coal-fired generating unit of the Prony Power Plant for the then remaining term of the Goro Project Electricity Supply Agreement. The Goro Project Electricity Supply Agreement also provides a mechanism to reimburse Goro Nickel for all or a portion of any termination payment made by Goro Nickel in the event that electricity is generated and sold by the Prony Power Plant to third parties above a certain specified threshold for the balance of the term of the Goro Project Electricity Supply Agreement following any such termination.

     If Enercal is required to pay Goro Nickel certain minimum availability penalties or if there are disruptions in the supply of electricity above certain levels, Goro Nickel has certain rights intended to enable it to rectify certain types of problems with or at the Prony Power Plant. In the event of a severe disruption in the availability of electricity under the Goro Project Electricity Supply Agreement to Goro Nickel above a specified threshold, Goro Nickel also has certain rights, subject to specified limitations, to take over the operation of the Prony Power Plant on a temporary basis to rectify the problem that has caused the disruption. These arrangements will be subject to a separate agreement which has not as yet been finalized and to which Goro Nickel, Enercal, Prony Energies and lenders to Prony Energies involved in the financing of the Prony Power Plant will be parties.

     Neither party to this Goro Project Electricity Supply Agreement is liable to the other for any consequential losses suffered by a party as a result of non-performance, breach or default by the other party. Each party’s liability to the other for any breach of the Goro Project Electricity Supply Agreement, including payment of availability penalties in Enercal’s case, is, subject to certain terms and conditions as described above, generally limited to Euro 4 million per annum as may be adjusted for inflation.

     The Goro Project Electricity Supply Agreement is governed by French law. Unresolved disputes will be settled by arbitration under ICC rules in Paris conducted in the English language.

     Inco has under two separate guarantees agreed to guarantee any termination payments to be made by Goro Nickel under the Goro Project Electricity Supply Agreement.

     In connection with the construction and operation of the Prony Power Plant, Goro Nickel and/or Inco have entered into certain other agreements with Prony Energies (collectively the “Related Agreements”). The Related Agreements provide for, among other things, (1) the transfer of certain assets by Goro Nickel and Inco to Prony Energies which assets will be used in the construction of the Prony Power Plant, (2) certain access and other rights to Prony Energies to certain properties which are part of the Goro Project, (3) certain services during the construction of the Prony Power Plant, including accommodation, wharf access and disposal services, and (4) certain services to Prony Energies during the operation of the Prony Power Plant, including raw water supply, port logistics, coal transportation, effluent disposal and heavy fuel oil and diesel fuel supply.

     Neither Inco nor Goro Nickel has any material relationships with Enercal or Prony Energies at this time other than with respect to the Goro Project Electricity Supply Agreement and the Related Agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INCO LIMITED
Date: November 3, 2004	By:	/s/ Stuart F. Feiner
Stuart F. Feiner
Executive Vice-President, General Counsel and Secretary